Filed Pursuant to Rule 424(b)(5)

Registration No. 333-275282

SUPPLEMENT NO. 9 TO

PROSPECTUS SUPPLEMENT DATED MARCH 19, 2024

(To Prospectus dated November 29, 2023)

Up to $22,000,000

This prospectus supplement amends and supplements the information in the prospectus, dated November 29, 2023, filed as a part of our registration statement on Form S-3 (File No. 333-275282), as supplemented by our prospectus supplement dated March 19, 2024, as amended to date (the “Prior Prospectus”). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We filed the Prior Prospectus to register the offer and sale of our common stock, par value $0.0001 per share, from time to time pursuant to the terms of that certain At-The-Market Issuance Sales Agreement (the “Sales Agreement”), between Ascendiant Capital Markets, LLC (the “Sales Agent”) and us. Prior to the date of this prospectus supplement, we were subject to General Instruction I.B.6 of Form S-3 as a result of our public float being less than $75.0 million, which limited the maximum amount of common stock we could sell under the Sales Agreement to the amount set forth in the Prior Prospectus (up to $20,000,000). On May 2, 2024, our public float increased above $75.0 million and, as a result, we are not subject to the limitations contained in General Instruction I.B.6 of Form S-3 as of the date of this prospectus supplement.

On May 6, 2024, we amended the Sales Agreement to, among other things, increase the total amount of common stock that we may offer and sell under the sales agreement to $22,000,000 (which amount includes shares we have already sold pursuant to the Sales Agreement prior to the date of this prospectus supplement), subject to certain limitations in the Sales Agreement, as amended. As of May 8, 2024, we have sold an aggregate of 14,982,765 shares of our common stock pursuant to the Sales Agreement for gross proceeds of $19,633,424 (the “Gross Proceeds”).

Accordingly, this prospectus supplement relates to the offer and sale by us, from time to time, of shares of our common stock having an aggregate gross sales price of up to $22,000,000 (inclusive of the Gross Proceeds), to or through the Sales Agent, pursuant to and in accordance with the Sales Agreement, as amended.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED IN PAGE S-8 OF THE PROSPECTUS SUPPLEMENT DATED AS OF MARCH 19, 2024 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THE PRIOR PROSPECTUS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THE PRIOR PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is May 9, 2024